Exhibit 10.4

SIXTH AMENDMENT TO A LEASE AGREEMENT

BETWEEN DOMINO’S FARMS OFFICE PARK LLC

(LANDLORD) AND DOMINO’S PIZZA LLC (TENANT)

THIS SIXTH AMENDMENT TO A LEASE AGREEMENT is made February 1, 2015 by and between DOMINO’S FARMS OFFICE PARK LLC, a Michigan Limited Liability Company, f/k/a Domino’s Farms Office Park Limited Partnership (Landlord) and DOMINO’S PIZZA LLC (Tenant).

WHEREAS, Landlord entered into a Lease Agreement (the Lease) for a portion of the office building known as Domino’s Farms Prairie House located at 30 Frank Lloyd Wright Drive, Ann Arbor, Michigan 48106 with Domino’s Pizza, Inc., whose successor in interest is Domino’s Pizza LLC (Tenant), for a term of five (5) years commencing as of December 21, 1998; and

WHEREAS, Landlord and Tenant extended the term of the Lease Agreement, included additional space as a part of the Premises, and incorporated additional provisions via a FIRST AMENDMENT TO LEASE dated August 8, 2002; and

WHEREAS, Landlord and Tenant amended the Lease on May 5, 2004 by replacing Section B (Premises) of the FIRST AMENDED STANDARD LEASE SUMMARY; and

WHEREAS, Landlord and Tenant amended the Lease on November 18, 2009 to clarify actual size of the warehouse and to add an additional 4,790 usable square feet of space, and

WHEREAS, Landlord and Tenant amended the Lease in April, 2010 for the temporary lease of additional space, and

WHEREAS, Landlord and Tenant amended the Lease on August 28, 2012 to expand the primary Premises and extend the Term of the Lease, and

WHEREAS, Landlord and Tenant amended the Lease in February, 2015 for the temporary lease of additional space, and

WHEREAS, Tenant desires to expand the Premises to which said Lease shall apply;

NOW, THEREFORE, Landlord and Tenant agree to the following:

Tenant shall expand into a suite located at Lobby H, Level 3 that is contiguous to the primary Premises. See attached floor plan for existing conditions. Tenant has requested that modifications will be performed in the space. See attached floor plan for new work to be performed. Tenant shall be responsible for the cost of the changes, and a preliminary budget for the work is attached. Construction will be managed by the Landlord, and there will be no additional fee for the management services. Landlord will invoice Tenant for the work upon project close-out. Payment shall be due within 30 days of issuance of invoice for construction.

Commencement date for the additional space will be upon completion of the construction and receipt of a Certificate of Occupancy from the Ann Arbor Township Building Inspector.

The Office Space, Lab Space and Conference Center square footage will now total 223,103 rentable square feet, based upon 194,002 usable square feet with a 15% common area factor.

The rent for this additional suite shall be at the same rate and subject to the same annual increases as the primary Premises.

The term for this additional suite shall be co-terminus with the Primary Premises.

All other terms and conditions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have hereunto executed this SIXTH AMENDMENT TO LEASE AGREEMENT as of the day and year first above written.

TENANT:		LANDLORD:
DOMINO’S PIZZA LLC		DOMINO’S FARMS OFFICE PARK LLC
(a Michigan limited liability company)		(a Michigan limited liability company)

By:	/s/ Mary Long	By:	/s/ Paul R. Roney
Paul R. Roney
Its:	VP Logistics	Its:	Manager

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